EXHIBIT F-1

[Deloitte Anjin LLC Letterhead]

To the Board of Directors

The Export-Import Bank of Korea

16-1 Yoido-Dong

Youngdungpo-Gu

Seoul, 150-996

Korea

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus, constituting a part of the Registration Statement or amendment thereto to be filed with the United States Securities and Exchange Commission under Schedule B of the United States Securities Act of 1933, as amended, of our report dated February 25, 2008 as set forth under the heading “Financial Statements and the Auditors”. We also consent to the reference to us under the heading “Expert” in such Registration Statement or amendment.

/s/ DELOITTE ANJIN LLC
Deloitte Anjin LLC
(member of Deloitte Touche Tohmatsu)

Seoul, Korea

March 20, 2008